Exhibit 99.1

News Release

Dicerna Pharmaceuticals Appoints Dr. Pankaj Bhargava as Chief Medical Officer

Watertown, MA, April 2, 2014 - Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leader in the development of RNAi-based therapeutics, today announced the appointment of Pankaj Bhargava, M.D., as Chief Medical Officer. Dr. Bhargava brings to Dicerna more than 15 years of experience in oncology drug development and translational research gained in leading industry and academic institutions. In his role as Chief Medical Officer, he will be responsible for clinical development activities as well as regulatory affairs.

“Pankaj is the ideal person to lead our clinical and regulatory team as we advance DCR-M1711 into the clinic,” said Douglas M. Fambrough, Ph.D., Chief Executive Officer of Dicerna. “His direct experience in clinical development, medical affairs and regulatory strategy, and his interactions with FDA and EMA will be of high value to us for both our indications in oncology and rare genetic diseases that we can target through the liver. I am thrilled to welcome Pankaj to Dicerna’s management team.”

Prior to joining Dicerna, Dr. Bhargava was Associate Vice President at Sanofi Oncology, where he led the global development of aflibercept (ZALTRAP™) culminating in successful approvals by U.S. Food and Drug Administration (FDA), European Medicines Agency (EMA) and several regulatory authorities worldwide. Prior to Sanofi, Dr. Bhargava was Vice President Clinical Research and Interim Chief Medical Officer at AVEO Pharmaceuticals where he oversaw the development of all of the company’s clinical programs. Since October 2004, Dr. Bhargava has served as an attending physician at the Dana-Farber Cancer Institute and a faculty member at Harvard Medical School.

Dr. Bhargava received his medical degree from University College of Medical Sciences, Delhi University, India in 1991. He completed his residency in Internal Medicine at the Maimonides Medical Center, SUNY-Brooklyn and fellowships in both Medical Oncology and Clinical Pharmacology at Georgetown University. Dr. Bhargava also served as co-director of the Gastrointestinal Oncology Program at University of Massachusetts Medical Center in Worcester.

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare inherited diseases involving the liver and for cancers that are genetically defined. Dicerna is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas and intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those identified under the heading “Risk Factors” included in the prospectus related to the initial public offering, and in other filings that Dicerna may make with the SEC in the future. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Contacts:

Company:

Dicerna Pharmaceuticals, Inc.

James B. Weissman

Chief Business Officer

617-621-8097

Media:

MacDougall Biomedical Communications

Chris Erdman

Senior Vice President

781-235-3060

chris@macbiocom.com